Exhibit 10.15

9/6/2016

Laura Doerre

#############

#############

Re: Management Employment Agreement

Dear Laura:

This document is to familiarize you with the terms and conditions of your employment as a JELD-WEN Head Office (“JELD-WEN” or the “Company”) manager, whether you are starting your JELD-WEN career or have been a long-term employee. We believe a clear understanding of the employment terms and conditions is mutually beneficial to you and JELD-WEN. Nothing in this Agreement creates any term of employment. Your employment is at-will. This Agreement, entered into in exchange for consideration as set forth in a separate letter, supersedes any prior Management Employment Agreement.

1. Job Position. Your current position is Executive Vice President General Counsel & Chief Compliance Officer. You are expected to exert your best efforts and substantially all your professional time and attention to this position and the successful completion of the tasks and goals mutually agreed upon.

2. Board of Directors and Officers. JELD-WEN is managed by its annually elected Board of Directors and the Officers appointed by the Board. These individuals determine Company policies and see that the policies are executed properly. Each year these individuals make general decisions regarding compensation, benefits, and other employment terms and conditions, which are subject to change at any time and for any reason deemed warranted.

3. Compensation.

a.	Salary. Your current compensation has been established and is paid bi-weekly. Salaries are ordinarily reviewed once a year, usually in the first quarter of each year. Annual salary changes, if any, are announced prior to their effective date. JELD-WEN reserves the right to make upward and downward salary changes in its sole discretion at any time and will provide advance notice of any such changes.

b.

Bonus. JELD-WEN may reward certain eligible managers through discretionary bonus programs. To be eligible to participate, you must meet all requirements set out in the applicable bonus plan. In order to be eligible for a bonus payment, you must be

Management Employment Agreement 2015	Page 1

employed with the Company at the time the payment is made. Your bonus, if any, will be determined by the Board of Directors and Officers, at their sole discretion. A positive performance evaluation does not guarantee a bonus. Bonuses are ordinarily paid in the second quarter of each year. In compliance with applicable law, Federal, State, and social security taxes are withheld from bonus payments. You should evaluate the adequacy of the tax withholdings and review your situation with your personal tax advisor to assess appropriate actions, such as adjusting exemptions or withholdings. Bonus plans are subject to change annually and at the sole discretion of the Board of Directors and Officers.

c.	Equity. JELD-WEN may make available to certain eligible managers grants of equity instruments such as stock grants or stock options. Such grants are set by the Board of Directors and Officers at their sole discretion. Details of these programs are set forth in separate plan documents, which will be made available to you upon eligibility.

4. Vacations. You shall be entitled to paid vacation in accordance with JELD-WEN’s current vacation policy as may be in effect. If you become disabled or die during the year, any unused vacation will be paid to you or your estate as per JELD-WEN policy. If the Company terminates your employment for criminal acts, unethical acts, or a major violation of JELD-WEN’s policies and procedures, you will not be entitled to receive unused vacation benefits (unless required by applicable state law). Otherwise, you will receive payment for unused vacation benefits if the Company terminates your employment. If you terminate your employment, and provide at least two weeks of notice, you will be entitled to any unused vested vacation. If you terminate your employment without providing at least two weeks of notice, you will not be entitled to receive unused vacation (unless required by applicable state law).

5. Other Benefits. JELD-WEN provides you with a number of other benefits that include, but are not necessarily limited to, group health insurance, group life insurance, a retirement plan, and a salary continuation program (for disability or death). Each program is subject to particular terms, conditions and eligibility requirements. Any of those plans or programs may be modified or discontinued by the Board of Directors or Officers. These and other relevant benefits are further described in the relevant plan documents, Company policies, “JELD-WEN Employee Handbook,” and the Employee Benefit Analysis (EBA) summary issued annually around the end of May.

6. Adherence to Policies. JELD-WEN strives to provide an ethical, productive, and comfortable work environment free from harassment or discrimination. The Company will not tolerate breaches of ethical behavior or unlawful harassment. You agree to be familiar and comply with all Company policies, including the ethical conduct and anti-harassment policies and acknowledge that should you violate these policies you will be subject to discipline up to and including discharge.

7. Confidentiality. Due to your position of responsibility with JELD-WEN, you may be exposed to confidential matters, including without limitation, matters relating to cost data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, manufacturing processes, business strategy and plans, customer information, pricing, JELD-WEN policies and procedures and other financial data. JELD-WEN regards all such information as confidential and in many cases as trade secrets. We require that all such information be treated as confidential by you during your employment and not be discussed or disclosed to anyone who is not in a similar position of trust and confidence with JELD-WEN and that any permissible communications be no broader or more extensive than is legitimately required to discharge your JELD-WEN work responsibilities. If your JELD-WEN employment ends, you must continue in perpetuity or for the longest duration allowed by law to treat such information as strictly confidential and as trade secrets and not discuss or disclose any such information to any outside party under any circumstances whatsoever, except as required by law. Furthermore, if your JELD-WEN employment ends, you must return to JELD-WEN all equipment, property, documents, records, etc., in your possession or control, including but not limited to the materials referenced in this provision without retaining any copies, prior to or upon your departure.

Management Employment Agreement Revised April 2015	Page 2

8. Non-Solicitation. You agree that for a period of two years following the termination of your employment, you will not approach, counsel, or attempt to induce any person who is then in the employ of JELD-WEN (or its affiliates) to leave his or her employ; or employ or attempt to employ any such person or any person who at any time during the preceding twelve months was in the employ of JELD-WEN (or its affiliates); or aid, assist or counsel any other person, firm or corporation to do any of the above.

You further agree that for a period of two years following the termination of your employment, you will not, on behalf of a competitor of JELD-WEN, solicit business from any then-existing customer, supplier, or vendor of JELD-WEN.

9. Non-Compete. To protect the confidentiality of JELD-WEN’s proprietary trade secret information, and for good and valuable consideration, including but not limited to your employment or continued employment, receipt of which is hereby acknowledged, you agree that in the event of the termination of your employment, you will not do the following for a period of one year or for a longer duration as may be set forth in any other separate written agreement between you and JELD-WEN:

Accept employment, either as an employee or a contractor, with a company that manufactures or distributes for sale windows, doors, or door components. Such competitors include, but are not limited to, the following companies: Masonite, Andersen Windows, Marvin Windows, Pella, Steve’s and Sons, Fortune Brands door division (ThermaTru), Plastpro, Lynden Door, Haley Bros., Woodgrain Millwork, PlyGem, PGT, Sierra Pacific, Hurd.

In the event that any of this provision is held invalid or unenforceable because of the unreasonableness of the scope of the subject matter, duration or geographical area, then this provision shall be effective to the greatest extent that such subject matter, duration, or geographical area may be determined reasonable by a court of competent jurisdiction.

10. Intellectual Property. One of your responsibilities as a manager of JELD-WEN is to look for ways of improving efficiency, quality, material usage, safety and other areas. Your thoughts and suggestions relating to innovations and improvements shall be submitted either formally or informally to JELD-WEN and shall belong to JELD-WEN.

All intellectual property (including, without limitation, all inventions, discoveries, patents, trademarks, copyrights, works, works of authorship, trade secrets, know-how and improvements) conceived, created, authored, or contributed to by you, alone or with others, during your employment with JELD-WEN that is either (a) related to the business or anticipated business of JELD-WEN or (b) within the scope of your employment, shall be JELD-WEN property, solely and exclusively. You agree without additional compensation to assign all right, title, and interest in and to any such intellectual property to JELD-WEN to the extent you have not already done so previously or by statute, and to cooperate fully with JELD-WEN in procuring, maintaining, protecting, defending, and enforcing such intellectual property, including without limitation disclosing such intellectual property to JELD-WEN and executing any necessary documents or performing reasonably necessary acts to cause JELD-WEN’s rights in such intellectual property to be perfected. You further agree, at JELD-WEN’s request and expense, to apply for letters patent or registration thereon in every jurisdiction designated by JELD-WEN.

You further acknowledge that your work on and contributions to documents, programs, and other expressions in any tangible medium (collectively “Works”) are within the scope of your duties and responsibilities. Your work on and contribution to the Works will be rendered and made by you for, at the instigation of and under the overall direction of JELD-WEN, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is defined in the United States Copyright Laws. Without limiting this acknowledgement, you assign, grant, and deliver exclusively to JELD-WEN all right, title, and interest in and to any such Works, and all copies and versions, including all copyrights and renewals.

Management Employment Agreement Revised April 2015	Page 3

This provision shall not require you to assign, or offer to assign, an invention that was developed entirely on your own time without using any of JELD-WEN’s equipment, supplies, facilities, or trade secret information, unless the invention either (a) relates at the time of conception or reduction to practice of the invention to JELD-WEN’s business, or actual or demonstrably anticipated research or development of JELD-WEN or (b) results from any work performed by you for JELD-WEN, in which either case the immediately preceding paragraph shall apply and JELD-WEN shall own such invention. Your rights in this regard may be governed by Cal. Labor Code Section 2870 or a similar statute. If any invention developed entirely on your own time relates in any way to the business or anticipated business of JELD-WEN (including, without limitation, possible use in any products, processes, or designs used or sold by JELD-WEN, within a technical area of interest or possible interest to JELD-WEN, or possible use in a new business line related to JELD-WEN’s business or anticipated business), or if you anticipate filing a patent application or otherwise seeking protection for the invention, then you agree to notify JELD-WEN’s Legal department in writing of such invention within a reasonable time after its conception (but in all cases prior to seeking protection for the invention), even if it was developed entirely on your own time and you believe that JELD-WEN does not own the invention. In no way shall this paragraph limit any common-law, statutory, or other right provided to JELD-WEN, and JELD-WEN retains all such rights. Nor does this paragraph modify any confidentiality or other obligations owed to JELD-WEN.

11. Employment at Will. While we try to hire only employees who are interested in a long term JELD-WEN career, over time there may be circumstances that affect the desirability of a continued employment relationship. Either you or JELD-WEN, has the right to terminate the employment relationship at any time for any reason or for no reason. Nothing in this Agreement or the relationship between you and JELD-WEN, either now or in the future, whether oral, written, or implied, may be construed or interpreted to create an employment relationship that is other than at-will other than a written employment contract signed by the Executive Vice President of Human Resources, the President, or the CEO of the Company.

12. Termination of Employment by Employee. Although we hope our working relationship is a lasting one, if you have doubts or feel that you might need to make a change for any reason, we ask that you discuss this frankly with your immediate manager at least 30 days prior to your taking any irrevocable action. Should your manager and/or other JELD-WEN managers be unable to change your mind, you should give JELD-WEN a minimum of two weeks notice prior to leaving. If you do so, you will be entitled to receive any unused vacation. In any event, you will not be eligible for any bonuses that might have been earned or paid in the future.

13. Termination of Employment by Employer. We sincerely try to make every reasonable effort to help our managers succeed. Unless there have been unusual circumstances (e.g., criminal, ethical or for major violation of JELD-WEN’s policies and procedures) or the timing proves impractical for business reasons, your manager should attempt to frankly discuss the possibility of dismissal with you prior to any direct action, so that all facts and circumstances can be fully discussed and hopefully a mutually agreeable solution can be found.

In case of termination for reasons other than for cause, if you execute and do not revoke the JELD-WEN Severance Agreement, which will contain a full and global release of claims and potential claims against JELD-WEN, you will be entitled to receive compensation for any unused vacation time (not paid out already with final wages) and severance pay as set forth in the then-existing severance policy.

In the event management terminates your employment because of criminal or unethical acts or for major violation of JELD-WEN’s policies and procedures, you will not be entitled to receive unused vacation pay, or any other severance payment.

14. Jury Waiver. In the unlikely event that differences arise concerning matters covered by this Agreement or matters arising from or relating to your employment, you and JELD-WEN agree that should the dispute not be resolved informally by mutual agreement, to facilitate judicial resolution and save time and expense of both parties, the parties agree to waive a trial by jury in any action, proceeding or counterclaim covered by this Agreement or matters arising from or relating to your employment, and the dispute shall be resolved by a judge in any court of competent jurisdiction.

Management Employment Agreement Revised April 2015	Page 4

15. Ethics. JELD-WEN strives to maintain a reputation for integrity, fair dealing and the highest standard of business ethics in all of its relationships, including suppliers and customers as well as JELD-WEN’s competitors. Commitment to these ethical principles is considered to be an integral part of your responsibilities. Along these lines, you confirm that you are not a party to any other agreement (including agreements relating to invention assignment, confidentiality, non-competition, etc.) that may interfere with your JELD-WEN employment, unless you have made such an agreement available to JELD-WEN and your employment has been approved by your manager and the JELD-WEN Legal Department. To the extent that you have protected proprietary information of any former employer, you must not make improper disclosures or use it on any work performed for JELD-WEN.

16. Choice of Law and Severability. This Agreement is made under, and shall be interpreted pursuant to, the laws of the State of North Carolina. To the extent that any of the promises set forth herein, or any word, phrase, clause, or sentence in this Agreement shall be found to be illegal or unenforceable by a court of competent jurisdiction for any reason, such promise, word, clause, phrase or sentence shall be modified or deleted in such manner so as to make the Agreement as modified legal and enforceable under the applicable laws, and the balance of the Agreement, or parts thereof shall not be affected thereby, the balance being construed as severable and independent.

17. Continuing Agreement. Subject to the changes which may be made as outlined in the foregoing paragraphs, this Agreement shall continue in full force and effect so long as the employment relationship exists; provided, however, that the terms and conditions contained in paragraphs eight, nine and ten, shall continue in full force and effect beyond the termination of the employment relationship.

Sincerely,

JELD-WEN, inc.

/s/ Timothy R. Craven
Timothy R. Craven
Executive Vice President – Human Resources

I have read and understand the foregoing information relating to my employment with JELD-WEN. I accept employment, or continued employment, with JELD-WEN on these terms and conditions.

/s/ Laura Doerre Laura Doerre

August 31, 2016

Management Employment Agreement Revised April 2015	Page 5